                                                                     EXHIBIT 12


                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                              THREE MONTHS                 YEAR ENDED DECEMBER 31
                                 ENDED      ---------------------------------------------------------
                             MARCH 31, 2000   1999        1998          1997        1996       1995
                             -------------- --------    ---------    ---------   ---------   --------
Fixed charges                   $ 129,811   $ 502,933   $ 673,233    $ 633,845   $ 598,312   $ 584,137
Preferred stock dividends           6,271      22,556      22,342       25,457      36,356      39,334
                                ---------   ---------   ---------    ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends       136,082     525,489     695,575      659,302     634,668     623,471
Net income (loss)                  11,670      57,909    (234,764)     159,926     127,228      77,359
                                ---------   ---------   ---------    ---------   ---------   ---------
    Total                       $ 147,752   $ 583,398   $ 460,811    $ 819,228   $ 761,896   $ 700,830
                                =========   =========   =========    =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.09:1      1.11:1      0.66:1       1.24:1      1.20:1      1.12:1
                                =========   =========   =========    =========   =========   =========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):


                              THREE MONTHS                 YEAR ENDED DECEMBER 31
                                 ENDED      ---------------------------------------------------------
                             MARCH 31, 2000   1999        1998          1997        1996       1995
                             -------------- --------    ---------    ---------   ---------   --------
Fixed charges                   $  71,908   $ 232,852   $ 332,985    $ 352,348   $ 283,974   $ 223,751
Preferred stock dividends           6,271      22,556      22,342       25,457      36,356      39,334
                                ---------   ---------   ---------    ---------   ---------   ---------
Combined fixed charges and
  preferred stock dividends        78,179     255,408     355,327      377,805     320,330     263,085
Net income (loss)                  11,670      57,909    (234,764)     159,926     127,228      77,359
                                ---------   ---------   ---------    ---------   ---------   ---------
    Total                       $  89,849   $ 313,317   $ 120,563    $ 537,731   $ 447,558   $ 340,444
                                =========   =========   =========    =========   =========   =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                  1.15:1      1.23:1      0.34:1       1.42:1      1.40:1      1.29:1
                                =========   =========   =========    =========   =========   =========